Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $450 million aggregate principal amount of 4.875% Senior Notes due 2027, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$54,540
Legal Fees and Expenses	225,000
Accounting Fees and Expenses	125,000
Printing and Engraving Expenses	28,960
Other	486,500

Total	$920,000